Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of National Commerce Corporation (File No. 333-210687) of our report dated March 11, 2016 with respect to the consolidated financial statements of National Commerce Corporation and subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia

May 2, 2016